Exhibit 99.1

DUPONT FABROS TECHNOLOGY, INC. REVISES GUIDANCE ON 2009 RESULTS OF

OPERATIONS AND DIVIDEND, AND ISSUES GUIDANCE ON 2010 DIVIDEND

WASHINGTON, DC, — December 11, 2009 — DuPont Fabros (NYSE: DFT) announced today that it has revised its guidance related to its fourth quarter and full year 2009 results of operations and dividends and issued guidance on 2010 dividends. The revised guidance takes into account the anticipated closing and use of proceeds of the $550 million offering of unsecured senior notes due 2017 by its subsidiary, DuPont Fabros Technology, L.P., which was priced earlier today and separately announced, and the completion and use of proceeds of its $150 million term loan previously announced. DuPont Fabros revised its full year 2009 dividend guidance and now anticipates paying a dividend of $0.08 per share for 2009 and issued 2010 dividend guidance and now anticipates paying a 2010 quarterly dividend of $0.08 per share.

On December 3, 2009, DuPont Fabros announced that it has completed a $150 million term loan secured by its newly constructed ACC5 data center asset located in Ashburn, Virginia. A portion of the proceeds from the ACC5 term loan and the sale of senior notes will be used to repay secured debt, including its Safari line of credit and term loan. In connection with the repayment of this term loan, DuPont Fabros intends to terminate a related interest swap agreement, which is expected to result in an estimated $14 million payment by DuPont Fabros to the swap counterparty and an associated charge against net income. The remaining proceeds from the ACC 5 loan and sale of senior notes will be used to construct Phase II of ACC5 and complete the development of Phase I of the Company’s NJ1 data center asset located in Piscataway, New Jersey, with the expected completion of each facility in the second half of 2010. These two financing transactions will enable DuPont Fabros to recapitalize its balance sheet and position the Company for future long-term growth.

2009 Guidance

Taking into account the completion of the ACC5 term loan, and assuming the completion of the sale of senior notes, repayment of the indebtedness described above and termination of the interest rate swap agreement and related $14 million payment, DuPont Fabros has revised its fourth quarter and full year 2009 guidance as follows:

•	Funds from operations (“FFO”) for the fourth quarter of 2009 will be between $0.00 and $0.03 per fully diluted share;

•	FFO for the full year 2009 will be between $0.83 and $0.86 per fully diluted share.

The decrease from previously announced guidance primarily relates to the estimated cost to terminate the interest rate swap agreement of approximately $0.21 per share and the write-off of unamortized loan costs relating to the loans to be repaid of approximately $0.04 per share.

2009 Dividend

Based on the revised guidance related to FFO discussed above, DuPont Fabros expects that its annual 2009 REIT dividend requirement will be approximately $0.08 per share, and it anticipates that its Board of Directors will declare its 2009 dividend shortly after the closing of the senior notes offering with payment prior to the end of the calendar year.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure facilities used primarily by national and international technology companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the risk that the Company may be unable to complete the offering of senior notes, the risk that the Company may be unable to obtain financing on favorable terms or pre-leasing on its development properties sufficient to enable it to resume construction, the risk that the Company is unable to satisfy the conditions required to exercise the extension options for its line of credit and loans, the risks commonly associated with construction and development of new facilities, risks relating to compliance with permitting, zoning, land-use and environmental requirements, the risks related to the leasing of space to third-party tenants, including the ability of the Company to negotiate leases on terms that will enable it to achieve its expected returns, the risk that the Company may be unable to acquire additional properties on favorable terms or at all, the risk that the Company will not declare and pay dividends as anticipated for 2009 and 2010 and the risk that the Company may not be able to maintain its qualification as a REIT for federal tax purposes. The periodic reports that the Company files with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, contain detailed descriptions of these and many other risks to which the Company is subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's expectations and intentions only as of the date of this press release. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

SOURCE: DuPont Fabros Technology, Inc.

Contact: Christopher Warnke, Manager, Investor Relations of DuPont Fabros Technology, Inc., +1-202-478-2330

DUPONT FABROS TECHNOLOGY, INC.

2009 Updated Guidance

The earnings guidance provided below are based on current expectations and are forward-looking.

	Expected Q4 2009 per share	Expected 2009 per share
Earnings (loss) per share and unit – diluted	$(0.22) to $(0.19)	$(0.01) to $0.01
Depreciation and amortization, net	0.22	0.84 to 0.85

FFO per share and unit – diluted (1)	$0.00 to $0.03	$0.83 to $0.86

(1)

Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.